The Company has requested confidential treatment with respect to certain portions of this Agreement, which have been omitted, pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

MATERIAL TRANSFER AND LICENSE OPTION AGREEMENT

This Material Transfer Agreement (the “Agreement”) is made as of July 13th, 2005 (the “Effective Date”), by and between Migenix Inc., a corporation having its principal offices at 3650 Wesbrook Mall, Vancouver, British Columbia, V6S 2L2 Canada (“Migenix”), and Schering Corporation, a New Jersey corporation, having offices at 2000 Galloping Hill Road, Kenilworth, New Jersey 07033 (“Schering”).

In consideration of the mutual covenants and obligations set forth herein the parties hereto agree as follows:

1.

Definitions

1.1

“Affiliate” means any individual or entity directly or indirectly controlling, controlled by or under common control with, a party to this Agreement.  For purposes of this Agreement, the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting securities of an entity, or the right to receive fifty percent (50%) or more of the profits or earnings of an entity shall be deemed to constitute control.  Such other relationship as in fact results in actual control over the management, business and affairs of an entity shall also be deemed to constitute control.

1.2

“Confidentiality Agreement” means the Confidentiality Agreement entered into between the parties and dated Aug 24 , 2004, as amended on April 7, 2005.

1.3

“PEG-INTRON” means PEG-INTRON®, Schering’s peginterferon alfa-2b product.

1.4

“REBETOL” means REBETOL®, Schering’s ribavirin, UPS, product.

1.5

“Celgosivir” means Migenix’s antiviral agent known as celgosivir (MX-3253).

1.6

“Clinical Trial” has the meaning set out in Section 2.1.

1.7

“Combination Therapy” means Celgosivir, and one or more of pegylated alpha-interferon (e.g. PEG-INTRON) and ribavirin (e.g. REBETOL), used in combination as a treatment for hepatitis C virus infection.

1.8

“Competitor of Schering” means a pharmaceutical or biotech company which (i) markets and sells one or more pharmaceutical products for the treatment of [****]; or (ii) has one or more pharmaceutical products in clinical development for the treatment of [****] infection, together with all Affiliates of such pharmaceutical or biotech company.

1.9

“Monotherapy Trial” means Migenix’s monotherapy Phase II clinical trial for Celgosivir that is underway as of the Effective Date.

1.10

“Results Event” means the availability of:

(a)

[****];

(b)

[****]; or

(c)

[****].

1.11

“SP Study Drugs” shall mean all quantities of PEG-INTRON and REBETOL provided to Migenix by Schering pursuant to this Agreement.

2.

Clinical Trial

2.1

Conduct of Clinical Trial.

(a)

Protocol.  Migenix intends to conduct a clinical trial of the Combination Therapy (using the SP Study Drugs) for the treatment of hepatitis C virus infection (the “Clinical Trial”), as detailed in protocol #HCV-05-003, a copy of which is attached hereto as Exhibit A (the “Protocol”), including as it may be modified by Migenix in accordance with the terms of this Section 2.1(a). Migenix shall provide Schering a reasonable opportunity to review and comment on any material changes to the Protocol prior to implementation of any such changes.  For the purposes of this Section 2.1(a), a “reasonable opportunity” shall mean [****].  In addition, Migenix shall not make or implement any changes to the Protocol or the design of the Clinical Trial that would (a) increase the amount of SP Study Drugs to be utilized in the Clinical Trial or the amount of Viral Testing to be provided by Schering, or (b) change the way the SP Study Drugs is used in the Clinical Trial without Schering’s prior written approval, such approval not to be unreasonably withheld or delayed.  Migenix shall use the SP Study Drugs solely for purposes of conducting the Clinical Trial and thereafter to treat responders from the Clinical Trial in accordance with the standard treatment for a genotype 1 HCV patient under Health Canada’s special access program (the “Responder Treatment”) and shall not conduct any research activities with the SP Study Drugs which are contrary to, or outside the scope of, the Protocol.

[****] This text has been redacted pursuant to a confidential treatment request made pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)

Regulatory Approvals.  Migenix shall be solely responsible for obtaining all necessary regulatory approvals (including without limitation IRB or Research Ethics Board approvals) prior to beginning the Clinical Trial, and for obtaining a signed patient informed consent (that complies with all applicable laws, rules and regulations) from each human subject participating in the Clinical Trial.

(c)

Debarment.  Migenix represents and warrants that it has not been, and that it will not use in any capacity in connection with the performance of the Clinical Trial any individual who has been, debarred pursuant to the United States Food, Drug and Cosmetic Act, or excluded from participating in United States Federal healthcare programs or in United States Federal procurement or nonprocurement programs.

(d)

Study Costs.  Except as expressly provided in Article 3, Migenix shall be solely responsible for all of the costs and expenses of the Clinical Trial.

(e)

Blinded Study.  The parties acknowledge that the Clinical Trial is designed and will be conducted as a blinded study.  Schering’s rights under this Agreement to receive reports and to inspect or audit facilities and/or records shall not be construed as obligating Migenix to, or as granting Schering any rights to, prematurely unblind the Clinical Trial.

2.2

Reports.  Migenix shall prepare and maintain complete and accurate records of all data and results of the Clinical Trial (including without limitation raw data, case report forms and data related to adverse events) in compliance with all applicable regulatory requirements.  Quarterly during the course of the Clinical Trial, Migenix will provide to Schering reasonably detailed reports with regard to the Clinical Trial as appropriate to enable Schering to monitor the progress of the Clinical Trial.  All such records and reports shall be Migenix’s Confidential Information.

2.3

Adverse Event Reporting. Migenix will provide source documentation or the CIOMS I form to Schering within 48 hours of receipt by Migenix of any and all Clinical Trial safety data related to any serious or unexpected adverse event arising in connection with the Clinical Trial.  Migenix will also provide Schering with a summary of all non-serious adverse event reports at the end of the Clinical Trial. All such information shall be transmitted in English.  In addition, Migenix and Schering shall each fully comply with all of their respective reporting obligations to the U.S. Food and Drug Administration, Health Canada, and any other applicable regulatory authorities with respect to all AEs arising from the Clinical Trial. For purposes of this Section 2.3, the following terms shall have the meanings set forth below:

“adverse event” or “AE” shall mean any untoward medical occurrence in a patient or clinical investigation subject administered a medicinal product and which does not necessarily have to have a causal relationship with this treatment.  An AE can therefore be any unfavorable and unintended sign (for example, an abnormal laboratory finding), symptom, or disease temporally associated with the use of a medicinal product, whether or not considered related to this medicinal product.

“serious adverse event” shall mean any untoward medical occurrence that at any dose results in death, is life-threatening, requires inpatient hospitalization or prolongation of existing hospitalization, results in persistent or significant disability/incapacity, or is a congenital anomaly/birth defect.

“unexpected adverse event” shall mean any adverse event, the nature, severity or frequency of which is not consistent with information in the most current investigator’s brochure, or with respect to a marketed product the most current SPC or package insert.

2.4

Inspection Rights.  Migenix shall permit Schering or its representatives, upon prior notice and subject to applicable patient confidentiality considerations, during normal business hours to examine and audit all records and reports related to the use of the SP Study Drugs in connection with the Clinical Trial (including without limitation all records and reports related to safety and/or adverse events) as appropriate to enable Schering to (i) monitor the progress of the Clinical Trial, (ii) ensure that the SP Study Drugs and Schering’s Confidential Information are being used in accordance with the terms of this Agreement and the Protocol, (iii) ensure that Migenix is complying with its obligations under this Agreement, and (iv) enable Schering to comply with any applicable pharmacovigilance reporting obligations.  Schering’s rights under this Section 2.4 shall include the right to examine and audit original source documentation located at the Clinical Trial sites, and Migenix shall take all steps reasonably necessary to ensure that Schering has access to such records. Schering shall treat the results of all such examinations and audits as Migenix’s Confidential Information.

3.

Schering Material Transfer and Support

3.1

Supply of SP Study Drugs.  Schering will supply, without charge to Migenix, sufficient quantities of the SP Study Drugs to complete the Clinical Trial and the Responder Treatment.  Schering will provide such drugs to Migenix, on a timely basis, and shall ship the SP Study Drugs F.C.A. (Incoterms 2000) directly to a location specified in writing by Migenix.  All supplies of SP Study Drug being provided to Migenix pursuant to this Agreement are and shall remain the property of Schering.  Schering acknowledges that Migenix may be required to re-label the SP Study Drugs to comply with the requirements of regulatory authorities for certain jurisdictions in which the Clinical Trial is to be conducted; provided that Migenix shall fully comply with all applicable laws, rules and regulations in connection with the re-labeling and use of the SP Study Drugs.

3.2

[****].

(a)

At the request of Migenix, Schering will perform, [****] as described in the Protocol.  Schering will perform the [****] using a method accepted by the FDA as used in [****].

(b)

Migenix may, at its option, conduct a qualification visit to [****] used for the conduct of such [****], prior to the commencement of such [****].  Such visit shall occur during normal business hours at a date and time to be mutually agreed by the parties.

[****] This text has been redacted pursuant to a confidential treatment request made pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c)

Migenix shall be responsible, at its expense, for the collection and shipment of the samples to Schering.  Schering will supply all supporting information and shipping instructions required to enable the Clinical Trial sites to provide samples directly to Schering for the [****].  To the extent specialized containers are required for shipment of samples, Schering shall also supply the required shipping containers, the cost of which shall be borne by Migenix.

(d)

As soon as practicable after receipt of the samples, Schering will conduct and provide the data and results of the [****] to Migenix or its designee for data analysis, which [****] and all analyses thereof shall be Migenix’s Confidential Information.  In scheduling such [****], Schering shall treat the [****] in the same manner with regard to timing and resource allocation, as it does for its own [****] activities, and shall not prioritize its [****] over the [****].  Schering shall supply the [****] in writing via facsimile, and if specifically requested by Migenix, with copies via first class mail.  Schering shall ensure that the samples and the [****] are available only to those Schering employees who need access to same for the purpose of completing the [****] and providing the [****] to Migenix or its designee.  Schering will not subject the [****] to any additional analysis. Schering acknowledges that the Clinical Trial is blinded in accordance with the terms of the Protocol, and will ensure that the samples and the [****] are handled by it in a manner consistent therewith. If the [****] are not delivered to Migenix as soon as practicable after receipt of the samples, Schering will forthwith on demand provide to Migenix the samples, the [****] and the data and information embodied in such [****] to the extent same exist, and assist and co-operate with Migenix so that Migenix may complete the [****] elsewhere on a timely basis, all at Migenix’s cost and expense.

(e)

Upon reasonable prior notice during the term of this Agreement, Schering will allow Migenix at its own expense and during normal business hours to inspect the [****] used to perform the [****]; provided that any and all data and information (other than the [****]) provided or otherwise made available to Migenix in connection with such inspection shall be treated as Schering’s Confidential Information.  Any such inspection shall not occur more than once in any given calendar year.

(f)

Migenix shall have the right to repeat the [****] of samples from the [****] at any time during or after the term of this Agreement.  During the term of this Agreement, Migenix may request Schering to repeat the [****] on samples from the [****] on the same terms and conditions as set forth herein, but Schering shall not be under any obligation to agree to perform [****].  At any time during or after the term of this Agreement Migenix may elect (in its sole discretion) to conduct such repeat [****] itself, or using third party contractors, [****]; provided, however, that nothing herein shall be construed as (i) granting or conveying (either expressly or by implication) to Migenix or any of its third party contractors any rights to use any of Schering’s Confidential Information in connection therewith, or (ii) obligating Schering to make available to Migenix any materials, information or know-how related to the [****] used by Schering to conduct the [****].  Upon request, Schering shall supply to Migenix any remaining samples from the [****] that are in Schering’s possession for use by Migenix to repeat the [****].

[****] This text has been redacted pursuant to a confidential treatment request made pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.3

[****].

3.4

Access to Schering’s Confidential Information.  Schering will also provide Migenix, upon request, reasonable access to Schering’s Confidential Information related to the SP Study Drugs to the extent necessary to support Migenix’s regulatory filings related to the conduct of the Clinical Trial and/or as necessary to obtain or support regulatory approvals of Celgosivir or the Combination Therapy; provided, however, that Migenix shall not have any rights to use such information for any other purpose.  To the extent permissible under applicable law, Schering may elect to instead provide such information directly to the applicable regulatory authorities to support Migenix’s regulatory filings, and in such event nothing herein shall be construed as granting Migenix any right to directly access such information.

4.

Intellectual Property Rights.  The terms PEG-INTRON® and REBETOL® are registered trademarks that are owned or controlled by Schering and the parties acknowledge and agree that nothing in this Agreement shall be construed as granting or conveying to Migenix any rights or licenses to use such trademarks except for the limited right to use the trademarks solely to the extent necessary in performance of the Clinical Trial.  Ownership of any and all inventions, discoveries and innovations arising from or in connection with the conduct of the Clinical Trial or other activities performed in accordance with this Agreement (“Inventions”) shall be governed by the provisions of this Article 4.  Migenix shall promptly notify Schering in writing of any and all Schering Inventions and/or Joint Inventions (each as defined below).

4.1

Migenix Inventions.  Migenix will retain all rights, title and interest in and to Celgosivir, including without limitation any patent applications (or patents issuing therefrom) filed by or on behalf of Migenix on or before the Effective Date that are related to Celgosivir or the use thereof (either alone or in combination with one or more other active ingredients) for the treatment of hepatitis C virus infection.  All Inventions that are enhancements or improvements to Celgosivir will be owned solely by Migenix (“Migenix Inventions”).  Nothing herein shall be construed a granting to Schering any license or other rights with respect to any Migenix Inventions.

4.2

Schering Inventions.  Schering will retain all rights, title and interest in and to PEG-INTRON, REBETOL, and all methods and materials utilized for Viral Testing.  All Inventions that are enhancements or improvements to PEG-INTRON, REBETOL or the assay methods and materials used to perform the Viral Testing (in each case, except to the extent encompassed by Migenix Inventions) will be owned solely by Schering (“Schering Inventions”).  Except as otherwise expressly set out herein, nothing in this Agreement shall be construed a granting to Migenix any license or other rights with respect to any Schering Inventions.

[****] This text has been redacted pursuant to a confidential treatment request made pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.3

Joint Inventions.  All Inventions that are not Migenix Inventions or Schering Inventions will be jointly owned by Schering and Migenix (hereinafter “Joint Inventions”).  Each of Migenix and Schering shall have the right to use any Joint Inventions for research and development purpose without obligation to the other party.  In addition, each of Migenix and Schering shall have the right to use any Joint Invention for commercial purposes, except to the extent that such Joint Invention requires the application or use of the other party’s Confidential Information.  In the event that either party desires to seek patent protection for a Joint Invention, the parties shall in good faith discuss and agree upon the allocation of responsibility and costs for the preparation, filing, prosecution, maintenance, defense and enforcement of patent applications (and any patents issuing therefrom) claiming such Joint Inventions. Any license, transfer or conveyance of rights by one party of its interest in Joint Inventions shall be subject to the restrictions set forth in this Section 4.3 and shall also be subject to, and shall not in any way diminish the rights in such Joint Invention that are held by, the other party.

4.4

Retained Rights.  Each of Migenix and Schering shall retain all other rights to their respective products and intellectual property, including without limitation, (i) in the case of Migenix, the right to make, use, distribute or sell Celgosivir and the Migenix Inventions, and (ii) in the case of Schering, the right to make, use, distribute or sell PEG-INTRON, REBETOL, the assay methods and materials used to perform the Viral Testing, and the Schering Inventions.

4.5

Preferred Partner.  In consideration for Technical Support to be provided by Schering under Section 3.3, Migenix hereby agrees that Schering shall be its “Preferred Partner” for the further development and commercialization of Celgosivir for the treatment of HCV on the terms set out in this Section 4.5.

(a)

Upon the first occurrence of a given Results Event, Migenix shall provide Schering with a copy of the corresponding summary or executive summary of results (the “Results”) promptly after such Results become available to Migenix.  All Results provided to Schering pursuant to this Section 4.5(a) will be provided in electronic format reasonably acceptable to both Schering and Migenix, provided that such format is available to Migenix without additional expense.

(b)

Migenix agrees that, in consideration of Schering’s status as a Preferred Partner, during each [****] (each an “Option Period”):

(i)

Schering shall have the right (exercisable in its sole discretion) to notify Migenix that it is interested in obtaining rights to rights to distribute, market, promote, offer for sale, sell or otherwise commercialize Celgosivir or the Combination Therapy in the Territory for the treatment of HCV (the “Rights”); and

[****] This text has been redacted pursuant to a confidential treatment request made pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii)

if the Option Period is in respect of either the interim or final Results of the Clinical Trial, Migenix shall provide third parties with access to only those elements of the corresponding Results which have been publicly disclosed pursuant to Section 6.

If Schering does not provide notice to Migenix in accordance with Section 4.5(b)(i) during the applicable Option Period, then upon expiration of such Option Period, Schering’s right to exercise the Rights as they relate to such Option Period shall expire.

(c)

If, during any Option Period, Schering notifies Migenix pursuant to Section 4.5(b)(i) that it is interested in obtaining Rights, then for a period [****] (the “Negotiation Period”), then during the Negotiation Period, Schering shall have the right (upon request and at Schering’s sole expense) to conduct a reasonable due diligence review of Celgosivir (including without limitation any products or therapies being developed by Migenix containing or utilizing Celgosivir and pegylated alpha-interferon and/or ribavirin).  Migenix shall upon request provide Schering with reasonable access to Migenix’s facilities, records and/or personnel (during normal business hours) to enable Schering to complete its due diligence review. In addition, the following provisions shall apply during the Negotiation Period:

(i)

if the Negotiation Period is in respect of the Results of the Monotherapy Trial:

A.

the parties may enter into good faith negotiations respecting an agreement granting such requested Rights to Schering (and/or its designated Affiliates); and

B.

during the Negotiation Period [****]; and

(ii)

if the Negotiation Period is in respect of either the interim or final Results of the Clinical Trial:

A.

the parties shall use good faith efforts to negotiate a definitive agreement granting such requested Rights to Schering (and/or its designated Affiliates); and

B.

during the Negotiation Period [****].

[****] This text has been redacted pursuant to a confidential treatment request made pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d)

After the expiry of any Negotiation Period, Migenix may enter into and conclude negotiations with any third parties respecting the requested Rights or any other rights related to Celgosivir, but if Migenix has not entered into a definitive agreement granting a third party some or all of such Rights prior to the occurrence of a subsequent Results Event, then such Rights will again be subject to Schering’s option rights under Sections 4.5(a)-(c) upon the occurrence of such subsequent Results Event.  Alternatively, if Migenix has entered into a definitive agreement granting to a third party some or all of the requested Rights to a third party after the expiry of a Negotiation Period but prior to the occurrence of a subsequent Results Event, then, after the entering into of such agreement, Schering shall have no further rights under this Section 4.5 with respect to the Rights which are the subject of such agreement. Once all of the Rights are the subject of such an agreement, Migenix shall thereafter have no obligation to disclose Results to Schering.

(e)

If, during any Option Period or Negotiation Period, Migenix (to the extent permitted under this Agreement) enters into any license agreement, or any other form of agreement or transaction, that would have the effect of granting, transferring or conveying to any third party any rights to distribute, market, promote, offer for sale, sell or otherwise commercialize Celgosivir or the Combination Therapy in the Territory for the treatment of HCV (a “Celgosivir Agreement”), it shall immediately notify Schering.  Upon such notice, Schering shall have the right to immediately discontinue all Technical Support being provided to Migenix pursuant to Section 3.3.  Such termination of Technical Support shall not affect Schering’s other obligations under this Agreement, but Schering shall thereafter have no rights under Section 4.5.

5.

Confidential Information.

5.1

Schering’s Confidential Information.  During the period commencing on the Effective Date and ending ten (10) years after the expiration or earlier termination of this Agreement, Migenix shall retain in confidence, shall not disclose to any third party, and shall not use for any purpose other than the performance of the Clinical Trial pursuant to this Agreement and/or as necessary to obtain regulatory approvals of Celgosivir or the Combination Therapy (collectively, the “Purpose”), any of Schering’s or its Affiliates’ proprietary data, materials or information related to the Viral Testing, the SP Study Drugs or their use, or the Schering Inventions, in each case which are disclosed or otherwise made available to Migenix pursuant to this Agreement (hereinafter “Schering’s Confidential Information”). Schering’s Confidential Information shall include Schering Information as defined in the Confidentiality Agreement.  Without limiting Migenix’s obligations under this Section 5.1, it is expressly agreed that under no circumstances shall Migenix, during the period covered by this Section 5.1, disclose any Schering Confidential Information regarding the Viral Testing (for greater certainty, such information does not include the Testing Results) to any third party that is a Competitor of Schering (including without limitation any employee of a Competitor of Schering), even if such third party becomes an Affiliate of Migenix.

5.2

Migenix’s Confidential Information.  During the period commencing on the Effective Date and ending ten (10) years after the expiration or earlier termination of this Agreement, Schering shall retain in confidence, shall not disclose to any third party, and shall not use for any purpose other than the performance of its obligations under this Agreement or in connection with the exercise of its rights under Section 4.5, any of Migenix’s or its Affiliates’ proprietary data, materials or information related to Celgosivir, the Combination Therapy, or their use, or the Migenix Inventions, in each case which are disclosed or otherwise made available to Schering pursuant to this Agreement (hereinafter “Migenix’s Confidential Information”). Migenix’s Confidential Information shall include Information as defined in the Confidentiality Agreement.

5.3

Exclusions.  The restrictions in Section 5.1 and 5.2 shall not apply to a party’s Confidential Information to the extent:

(i)

it is or becomes public knowledge (through no fault of the receiving party); or

(ii)

it is lawfully made available to the receiving party by an independent third party owing no obligation of confidentiality to the disclosing party with regard thereto (and such lawful right can be properly demonstrated by the receiving party); or

(iii)

it is already in the receiving party’s possession at the time of receipt from the disclosing party (and such prior possession can be properly demonstrated by the receiving party); or

(iv)

it is published in accordance with the express terms of this Agreement; or

(v)

it is required by law, regulation, rule, act or order of any governmental authority or agency to be disclosed by the receiving party; provided that, where possible to do so, the receiving party shall immediately notify the disclosing party, in writing, of any such required disclosure to provide the disclosing party an opportunity to intervene by seeking a protective order or other similar order in order to limit or prevent disclosures of Confidential Information, and the receiving party shall thereafter disclose only the minimum Confidential Information required to be disclosed in order to comply, whether or not a protective order or other similar order is obtained by the disclosing party.

5.4

Return of Information.  Upon termination of this Agreement, the receiving party agrees to promptly return to the disclosing party, upon its request, all Confidential Information obtained from the disclosing party; provided, however, that the receiving party’s legal counsel may retain one copy of Confidential Information in a secure location solely for the purpose of identifying the receiving party’s obligations under this Agreement. If the Agreement is terminated for any reason other than mutual convenience under Section 8.2(a), or the default of Migenix pursuant to Section 8.2(b), Migenix may retain a copy of such Confidential Information solely for the purpose of completing the Clinical Trial and to the extent necessary to support Migenix’s regulatory filings related to the conduct of the Clinical Trial and/or as necessary to obtain or support regulatory approvals of Celgosivir or the Combination Therapy.

5.5

Equitable Relief.  The receiving party acknowledges and expressly agrees that any disclosure of the disclosing party’s Confidential Information in violation of this Agreement would be detrimental to the disclosing party’s business and may cause it irreparable harm and damage.  In accordance with applicable law and in addition to any other rights and remedies that may be available at law or equity, the disclosing party shall be entitled to secure equitable relief by way of injunction or otherwise.

6.

Publication.  Migenix shall have the right to present or publish the results of the performance of any or all of the Clinical Trial in its sole discretion; provided that no such publication or presentation shall contain any of Schering’s Confidential Information without the prior written consent of Schering.  Migenix shall provide Schering with a copy of any proposed publication or presentation of the results of the Clinical Trial at least thirty (30) days prior to its submission.  Schering shall have the right to review and comment on the proposed publication or presentation to ensure that Schering’s Confidential Information is protected.  Migenix shall acknowledge Schering’s support in any publication or presentation of the results of the Clinical Trial.

6.1

Publicity.  Neither party shall use the name of the other party (or the name of any Schering Affiliates) for promotional purposes without the prior written consent of the party whose name is proposed to be used.  No news release, publicity or other public announcement, either written or oral, regarding the terms and conditions, or existence of, this Agreement, or performance hereunder shall be made by either party without the prior written approval of the other party, such approval not to be unreasonably withheld.  The foregoing notwithstanding, if either party is required (as reasonably determined by its legal counsel) by regulation, law or legal process (including without limitation by the rules or regulations of the SEC (or similar regulatory agency in a country other than the United States) or of any stock exchange), to disclose the existence of this Agreement and/or any information related to the terms and conditions of this Agreement, where possible to do so: (i) such party shall provide prior written notice of such intended disclosure to the other party, which notice shall include a copy of the proposed disclosure; and (ii) the other party shall have a reasonable period to review and comment on the proposed disclosure (not to exceed five (5) business days), and the party required to disclose shall in good faith consider any changes or modifications to the proposed disclosure requested by the other party.

7.

Indemnification

7.1

By Migenix.

(a)

Migenix will indemnify, defend and hold Schering, its Affiliates and their officers, directors, agents and employees harmless from and against any and all damages, liabilities, losses, costs and expenses, including reasonable attorneys’ fees, (collectively, “Losses”) arising out of or related to any and all complaints, actions, suits, demands or claims of third parties (collectively, “Claims”) arising directly or indirectly from:

(i)

[****],

(ii)

[****], or

(iii)

[****],

[****] This text has been redacted pursuant to a confidential treatment request made pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

except in each case to the extent caused by:

(iv)

[****], or

(v)

[****].

(b)

During the performance of the Clinical Trial and for a period of one (1) year following completion of the Clinical Trial, Migenix shall maintain clinical trials liability insurance coverage in the amount of [****].  Such insurance coverage shall not act to limit Migenix’s liability under this Agreement.

7.2

By Schering.  Schering will indemnify, defend and hold Migenix, its Affiliates and their officers, directors, agents and employees harmless against any and all Losses arising out of or related to any Claims to the extent arising directly or indirectly from:

(i)

[****]; or

(ii)

[****].

7.3

Representations by Migenix.  Migenix represents and warrants to Schering that Migenix has no contractual obligations to any third party which are inconsistent with the terms and conditions of this Agreement.  Migenix further represents and warrants to Schering that as of the Effective Date Migenix has not entered into a Celgosivir Agreement (as defined above) with any third party.

8.

Term and Termination

8.1

Agreement Period.  The term of this Agreement will commence as of the Effective Date and will expire on the later of (i) one (1) year after completion or termination of the Clinical Trial, or (ii) the expiration of Schering’s rights and Migenix’s obligations under Section 4.5 (the “Agreement Period”), unless earlier terminated pursuant to Section 8.2.

8.2

Termination.  This Agreement may be terminated: (a) by the parties by mutual agreement; (b) by written notice by either party to the other party if the Clinical Trial has not started (i.e., dosing of the first patient) on or before December 31, 2006; (c) by written notice by Migenix if Migenix commences the Clinical Trial without the use of SP Study Drugs provided by Schering pursuant to Section 3.1 of this Agreement; (d) by either party upon written notice to the other party in the event such other party has breached a material term of this Agreement and has not cured such breach within sixty (60) days after receiving notice of such breach from the non-breaching party; or (e) in the event that the Clinical Trial is terminated due to risks to the enrolled research subject(s).

[****] This text has been redacted pursuant to a confidential treatment request made pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.3

Effect of Termination.  Upon termination or expiration of this Agreement for any reason:

(a)

The provisions of Section 5.4 shall be applicable;

(b)

Migenix shall immediately return to Schering or, at Schering’s direction, destroy any and all unused SP Study Drugs, and if instructed to destroy such SP Study Drugs will provide evidence documenting the manner of destruction to Schering, all at Migenix’s cost and expense; and

(c)

All of Migenix’s rights to use the SP Study Drugs shall cease.

8.4

Surviving Terms.  Notwithstanding the expiration or earlier termination of this Agreement for any reason, the parties’ respective rights and obligations under Articles 4 (excluding Section 4.5), 6, 7 and 9 of this Agreement shall survive and remain in full force and effect in perpetuity and the parties’ respective rights and obligations under Article 5 shall survive and remain in full force and effect for the period set forth in Section 5.1.

9.

Miscellaneous

9.1

Governing Law.  This Agreement is governed by the laws of the State of New Jersey other than those provisions governing conflicts of law.

9.2

Notice. All communications and notices from one party to the other will be in writing and will be given by addressing the same to the other party at the address set forth in this Agreement, or at such other address as either party may specify in writing to the other.  All notices will become effective (i) when delivered personally, (ii) when sent via fax with confirmation via first class mail, postage pre-paid, or (iii) when deposited with a nationally recognized overnight delivery service for next day delivery (prepaid).

9.3

Assignment.  This Agreement, and the rights and obligations hereunder, may not be assigned or transferred by either party without the prior written consent of the other party (not to be unreasonably withheld), except that, either party may assign this Agreement to an Affiliate or in connection with the merger, consolidation or sale of all or substantially all of its assets.

9.4

Entire Agreement.  This Agreement constitutes the entire agreement of the parties with regard to its subject matter, and supersedes all previous written or oral representations, agreements and understandings between Schering and Migenix with respect thereto, including specifically the Confidentiality Agreement, which is terminated and superceded by this Agreement.

9.5

No Modification.  This Agreement may only be amended or modified by a written agreement signed by authorized representatives of both parties.

9.6

Independent Relationship.  The parties acknowledge and agree that Migenix is acting independently of Schering and not as an Affiliate, employee, agent, partner or joint venturer of or with Schering, and neither party shall have any authority to represent, bind or act on behalf of the other party.

9.7

Severability.  In the event that any one or more of the provisions in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and all other provisions shall remain in full force and effect.  If any of the provisions  of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

9.8

Force Majeure.  Failure of a party to perform its obligations under this Agreement shall not subject such party to any liability or place them in breach of any term or condition of this Agreement to the other party if such failure is due to any cause beyond the reasonable control of such non-performing party ("force majeure").  Causes of non-performance constituting force majeure shall include, without limitation, acts of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, failure in whole or in part of suppliers to deliver on schedule materials, equipment or machinery, interruption of or delay in transportation, a national health emergency or compliance with any order or regulation of any government entity acting with color of right.  The party affected shall promptly notify the other party of the condition constituting force majeure as defined herein and shall exert reasonable efforts to eliminate, cure and overcome any such causes; provided, however, that nothing contained herein shall require any party to settle on terms unsatisfactory to such party any strike, lock-out or other labor difficulty, any investigation or proceeding by any public authority, or any litigation by any third party.  If a condition constituting force majeure as defined herein exists for more than ninety (90) consecutive days, the parties shall meet to negotiate a mutually satisfactory resolution to the problem, if practicable.

In Witness Whereof, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Schering Corporation

Migenix, Inc.

By: “Michael DuBois”

By: “Robert Cory”

Print Name: Michael DuBois

Print Name: Robert Cory

Title:Vice President

Title:Vice President, Business Development

Exhibit A

Clinical Trial Protocol